EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Thomas M. Buonaiuto
Executive Vice President &
Chief Financial Officer
(845) 365-4615

U.S.B. HOLDING CO., INC., UNION STATE BANK’S PARENT COMPANY,
REPORTS EARNINGS FOR THE 2007 SECOND QUARTER AND FOR
THE SIX MONTHS ENDED JUNE 30, 2007

Orangeburg, NY, July 25, 2007 - U.S.B. Holding Co., Inc. (the “Company”) (NYSE: UBH), the parent company of Union State Bank (the “Bank”), announced today that the Company’s net income for the 2007 second quarter was $6.5 million, or $0.29 per share (diluted), compared to $7.2 million, or $0.32 per share (diluted), for the 2006 second quarter, a decrease of $0.7 million, or 9.8 percent. Return on average common stockholders’ equity was 11.38 percent for the 2007 second quarter compared to 13.88 percent for the 2006 second quarter.

For the six months ended June 30, 2007, net income was $13.3 million, or $0.59 per share (diluted), compared to $15.3 million, or $0.67 per share (diluted), for the six months ended June 30, 2006, a decrease of $2.1 million, or 13.6 percent. Return on average common stockholders’ equity was 11.67 percent for the six months ended June 30, 2007 compared to 14.80 percent for the 2006 six month period.

Financial highlights as of and for the three months ended June 30, 2007 compared to the June 30, 2006 period are as follows:

•	Consolidated total assets increased $209.5 million, or 7.4 percent, to $3.0 billion.

•	Net loans increased $105.4 million, or 7.0 percent, to $1.6 billion.

•	Deposits increased $103.8 million, or 5.6 percent, to $2.0 billion.

•	Investments increased $128.5 million, or 11.3 percent, to $1.3 billion.

•	Net interest margin on a fully tax equivalent basis declined 38 basis points from 2006 to 3.09 percent, primarily due to an increase in funding costs.

•
The provision for credit losses decreased $0.6 million to $0.4 million, primarily due to the elimination of specific reserves that were required for two non-performing real estate construction loans outstanding during 2006.

•	Non-interest expense increased $1.2 million, or 9.6 percent, to $14.0 million, primarily due to increases in stock option expense and medical costs.

Financial highlights for the six months ended June 30, 2007 compared to the June 30, 2006 period are as follows:

•	Net interest margin on a fully tax equivalent basis declined 41 basis points to 3.12 percent, primarily due to an increase in funding costs.

•
The provision for credit losses decreased $0.6 million to $0.7 million, primarily due to the elimination of specific reserves that were required for two non-performing real estate construction loans outstanding during 2006.

•	Non-interest expenses increased $1.8 million, or 7.0 percent, to $27.6 million, primarily due to increases in stock option expense and medical costs.

Operating results for the 2007 second quarter and six months ended June 30, 2007 are as follows:

Net interest income decreased $0.8 million, or 3.4 percent, to $22.1 million for the 2007 second quarter and $2.0 million, or 4.3 percent, to $44.2 million for the six months ended June 30, 2007 compared to the 2006 second quarter and six months ended June 30, 2006, respectively. The primary reason for the decrease in net interest income was a reduction in the tax equivalent net interest margin as a result of increases in interest bearing liability costs. The Company continues to operate in an interest rate environment with a flat-to-inverted U.S. Treasury yield curve. The narrower interest rate spreads between interest earning assets and interest bearing liabilities has significantly contributed to the decrease in net income.

In addition, on June 26, 2007, the Company redeemed all of its $10,310,000 Floating Rate Junior Subordinated Deferrable Interest Debentures, which were held by USB Statutory Trust III. As a result, $273,000 of unamortized debt issuance costs were written-off as additional interest expense. The decreases in net interest income were partially offset by increases in average interest earning assets of $234.2 million, or 8.6 percent, and $217.5 million, or 8.1 percent, for the June 30, 2007 three and six month periods, respectively, compared to the 2006 periods.

Thomas E. Hales, Chairman of the Board and Chief Executive Officer of the Company and the Bank, stated that, “Although the Company’s net interest margin was significantly reduced for the three and six month 2007 periods compared to the 2006 periods, the decrease in the net interest margin has begun to stabilize as evidenced by the seven basis points decrease in the net interest margin from 3.16 percent for the 2007 first quarter to 3.09 percent for the 2007 second quarter. Also, three basis points of the seven basis points decrease were due to the write-off of the unamortized debt issuance costs in the 2007 second quarter.”

Raymond J. Crotty, President and Chief Operating Officer of the Company and the Bank, added that, “The Bank’s significant average balance increases in loans and deposits have helped reduce the impact of narrower interest rate spreads between interest earning assets and interest bearing liabilities. The Bank’s business strategy of obtaining deposit relationships and lending in communities we serve has been reinforced by further expansion into Orange County with the recent openings of the Washingtonville and Monroe branches.”

The provision for credit losses decreased $0.6 million for both the June 30, 2007 three and six month periods, respectively, compared to the 2006 periods. The decreases in 2007 are primarily as a result of the elimination of specific reserves that were required for two non-performing real estate construction loans outstanding during 2006. The decrease resulted in an allowance for loan losses to total loans ratio of 0.98 percent at June 30, 2007 compared to 1.01 percent and 1.09 percent at December 31, 2006 and June 30, 2006, respectively. As of June 30, 2007, nonaccrual loans decreased to $8.3 million compared to $9.0 million as of June 30, 2006. Nonaccrual loans as of June 30, 2007 primarily consisted of one customer relationship aggregating $7.4 million, which is supported by real estate collateral and personal guarantees.

Mr. Hales further commented that, “The Bank’s residential mortgage portfolio does not contain sub-prime loans and, therefore, has not been affected by the sub-prime loan market. We always have and will continue to adhere to prudent credit underwriting standards to protect both our customers and institution.”

Non-interest expenses increased $1.2 million to $14.0 million and $1.8 million to $27.6 million for the three and six months ended June 30, 2007, respectively, as compared to the 2006 periods. The increases in non-interest expenses for the three and six months ended June 30, 2007 were primarily due to increases in salaries and employee benefits expense related to stock option expense and medical costs; occupancy and equipment expense related to higher energy costs and rental expense for new Bank locations and maintenance contracts for new computer equipment; professional fees related to a previous non-performing real estate construction loan held by the Bank’s wholly-owned subsidiary, Dutch Hill Realty Corp; and other expense related to credit cards. The effective rate for the provision for income taxes for the three and six months ended June 30, 2007 decreased to 30.8 percent and 31.6 percent compared to 32.4 percent and 32.5 percent for the 2006 periods, respectively.

The Company operates through its banking subsidiary, Union State Bank, a commercial bank currently with 31 branches, of which 29 are located in Rockland, Westchester, and Orange Counties, New York, and one branch each in Stamford, Connecticut, and New York City, New York. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. Further information on the Company can be found on the Bank’s website at www.unionstate.com.

Forward-Looking Statements: This Press Release contains a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “could,” “may,” “planned,” “estimated,” “potential,” “outlook,” “predict,” “project” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

U.S.B. HOLDING CO., INC.
SELECTED FINANCIAL INFORMATION - UNAUDITED
(in thousands, except ratios and share amounts)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Consolidated summary of operations data:
Interest income	$94,725	$85,302	$48,058	$43,446
Interest expense	50,498	39,075	25,965	20,581
Net interest income	44,227	46,227	22,093	22,865
Provision for credit losses	704	1,307	357	998
Non-interest income	3,425	3,564	1,688	1,607
Non-interest expenses	27,571	25,758	14,014	12,790
Income before income taxes	19,377	22,726	9,410	10,684
Provision for income taxes	6,122	7,386	2,896	3,459
Net income	$13,255	$15,340	$6,514	$7,225

Consolidated common share data:
Basic earnings per share	$0.60	$0.71	$0.30	$0.33
Diluted earnings per share	$0.59	$0.67	0.29	$0.32
Weighted average shares	21,912,589	21,744,542	21,923,663	21,765,023
Adjusted weighted average shares	22,403,713	22,755,686	22,310,710	22,771,764
Cash dividends per share	$0.30	$0.28	$0.15	$0.14

	June 30,	December 31,	June 30,
	2007	2006	2006
Selected balance sheet data at period end:
Securities available for sale,
at estimated fair value	$504,600	$431,294	$394,022
Securities held to maturity	756,645	751,948	738,713
Loans, net of unearned income	1,603,717	1,593,420	1,498,270
Allowance for loan losses	15,696	16,034	16,260
Total assets	3,029,756	2,923,247	2,820,286
Deposits	1,970,588	1,896,369	1,866,739
Borrowings	753,827	708,015	658,056
Subordinated debt issued in connection
with corporation-obligated mandatory
redeemable capital securities of
subsidiary trusts	51,548	61,858	61,858
Stockholders’ equity	228,359	223,436	208,865
Tier 1 capital	$286,153	$287,232	$276,916
Book value per common share	$10.41	$10.20	$9.59
Common shares outstanding	21,939,569	21,902,023	21,768,568

Selected balance sheet financial ratios:
Leverage ratio	9.52%	9.75%	9.90%
Allowance for loan losses to total loans	0.98%	1.01%	1.09%
Non-performing assets to total assets	0.28%	0.34%	0.32%

	Six Months Ended		Three Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Selected income statement data for the period:
Return on average total assets	0.89%	1.10%	0.87%	1.03%
Return on average common
stockholders’ equity	11.67%	14.80%	11.38%	13.88%
Efficiency ratio	56.38%	50.44%	57.42%	50.93%
Net interest spread - tax equivalent	2.92%	3.39%	2.91%	3.34%
Net interest margin - tax equivalent	3.12%	3.53%	3.09%	3.47%

U.S.B. HOLDING CO., INC.

AVERAGE BALANCE INFORMATION - UNAUDITED

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(000’s)		(000’s)

ASSETS
Federal funds sold	$63,822	$26,172	$63,184	$31,333
Securities[1]	1,240,156	1,184,775	1,259,490	1,192,625
Loans[2]	1,606,728	1,482,236	1,621,700	1,486,197
Interest earning assets	2,910,706	2,693,183	2,944,374	2,710,155
Assets	$2,989,581	$2,794,831	$3,009,290	$2,803,124

LIABILITIES AND
STOCKHOLDERS’ EQUITY
Non-interest bearing deposits	$304,368	$310,310	$302,903	$306,889
Interest bearing deposits	1,682,146	1,531,838	1,704,096	1,513,727
Total deposits	1,986,514	1,842,148	2,006,999	1,820,616
Borrowings	710,976	669,292	720,566	699,842
Subordinated debt issued in connection
with corporation-obligated
mandatory redeemable capital
securities of subsidiary trusts	61,573	61,858	61,285	61,858
Interest bearing liabilities	2,454,695	2,262,988	2,485,947	2,275,427
Stockholders’ Equity	$227,169	$207,291	$228,898	$208,161

[1]	Securities exclude the mark-to-market adjustment required by SFAS No. 115.

[2]
Loans are net of both the unearned income and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets, and total assets.

U.S.B. HOLDING CO., INC.

SUPPLEMENTAL FINANCIAL INFORMATION - UNAUDITED

	Consolidated Balance Sheet Data
	at June 30,
	2007	2006
	(000's)
Commercial (time and demand) loans	$156,412	$163,377
Construction and real estate secured loans	491,797	389,765
Commercial mortgages	575,539	574,089
Residential mortgages	285,024	282,639
Home equity loans	83,020	78,925
Personal installment loans	1,836	1,598
Credit card loans	7,329	6,849
Other loans	4,395	3,340
Deferred commitment fees	1,635	2,312
Intangibles	2,024	3,216
Goodwill	1,380	1,380
Nonaccrual loans	8,348	8,983
Restructured loans	123	129
Reserve for unfunded loan commitments and standby letters of credit	994	1,001
Non-interest bearing deposits	315,976	308,966
Interest bearing deposits	1,654,612	1,557,773

	Consolidated Income Statement Data for the
	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(000's)
Interest income - tax equivalent	$95,977	$86,586	$48,682	$44,085
Net interest income - tax equivalent	45,479	47,511	22,717	23,504
Deposit service charges	1,643	1,663	823	834
Other income	1,782	1,901	865	773
Salaries and employee benefits expense	17,536	16,264	8,842	8,000
Occupancy and equipment expense	4,102	3,890	2,060	1,942
Advertising and business development expense	1,241	1,275	779	673
Professional fees expense	921	774	441	401
Communications expense	692	643	305	297
Stationery and printing expense	324	296	171	143
Amortization of intangibles	548	561	272	276
Other expense	2,207	2,055	1,144	1,058
Net charge-offs	1,099	316	602	189